CYPROS PHARMACEUTICAL CORPORATION                 EXHIBIT 3.4
CERTIFICATE OF ADOPTION OF
BYLAW AMENDMENT

David W. Nassif certifies that:

1.   He is a Vice President and Secretary of Cypros
Pharmaceutical Corporation (the"Corporation"), a California corporation.

2. In his above capacity as Secretary he has access to the corporate records of said Corporation;

3. The following resolution was duly moved, seconded and adopted by a unanimous written consent of the Board of Directors of the Corporation dated November 6, 1995, and that subsequently the following resolution was duly moved, seconded and adopted by a majority of the 11,404,373 outstanding shares of Common Stock of the Corporation entitled to vote at its Annual Meeting of Shareholders held at the executive offices of the Corporation on January 22, 1996 (the "Annual Meeting") in accordance with Section 903 (a) (1) of the General Corporation Law of the State of California;

RESOLVED, that Article III, Section 2 of the Bylaws of the
Company, as amended, is amended to read in its entirety as follows:

"Section 2.  -   Number and Qualification of Directors.The
number of directors of the Corporation shall be not less than four (4) nor more than (7). The exact number of directors shall be five (5) until changed, within the limits specified above, by a bylaw amending this Section 2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus (1)."

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of February, 1996.

/s/ David W. Nassif
--------------------
David W. Nassif
Vice President and Secretary